EXHIBIT 99.1
NEWS RELEASE

Visa Inc. Declares Quarterly Dividend

San Francisco, CA, April 22, 2020 - Visa Inc. (NYSE: V) announced today that on April 21, 2020, its Board of Directors declared a quarterly cash dividend of $0.30 per share of class A common stock (determined in the case of class B and C common stock and series B and C convertible participating preferred stock on an as-converted basis), payable on June 2, 2020, to all holders of record as of May 14, 2020.

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About Visa Inc.
Visa Inc. (NYSE: V) is the world’s leader in digital payments. Our mission is to connect the world through the most innovative, reliable and secure payment network - enabling individuals, businesses and economies to thrive. Our advanced global processing network, VisaNet, provides secure and reliable payments around the world, and is capable of handling more than 65,000 transaction messages a second. Our relentless focus on innovation is a catalyst for the rapid growth of connected commerce on any device, and a driving force behind the dream of a cashless future for everyone, everywhere. As the world moves from analog to digital, Visa is applying our brand, products, people, network and scale to reshape the future of commerce. For more information, visit usa.visa.com/about-visa.html, usa.visa.com/visa-everywhere/blog.html and @VisaNews.

Contacts:
Investor Relations
Mike Milotich, +1 650-432-7644, InvestorRelations@visa.com

Media Relations
Will Stickney, +1 415-805-4892, Press@visa.com